SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  May 17, 2005

(Date of earliest event reported)

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

(Exact name of registrant as specified in the charter)

Delaware	0-28559	36-4408076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 South Wacker Drive, Suite 1200, Chicago, IL 60606

(Address of Principal Executive Offices)

(312) 660-5000

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

As previously reported, Universal Access Global Holdings Inc. and its domestic subsidiaries (collectively, the “Company”) entered into an Asset Purchase Agreement with Vanco USA, LLC dated March 24, 2005 for the sale of substantially all of the Company’s assets. As described below under Item 8.01 – Other Items of this Current Report, Vanco was the successful bidder at the Chapter 11 auction for the sale of the Company’s assets.  As a result, on May 17, 2005, the Asset Purchase Agreement was amended and re-executed to reflect the new purchase price for the assets and other modified terms and conditions that were agreed upon by the parties at the auction.

Item 8.01. Other Events

On May 20, 2005, the U.S. Bankruptcy Court for the Northern District of Illinois (the “Court”) entered an order approving (i) the sale of substantially all of the assets (the “Assets”) of the Company free and clear of liens, claims, encumbrances and interests, and (ii) the assumption and assignment of certain executory contracts and unexpired leases of the Company to Vanco, the successful bidder for the Assets at the Chapter 11 auction conducted on May 13, 2005.  Vanco, as the successful bidder for the Assets, agreed to purchase the Assets for consideration equal to $22.2 million, representing the purchase price for the Assets and amounts payable to cure defaults under certain contracts and leases to be assumed by Vanco.  The Company expects the sale of the Assets to be consummated upon the receipt of certain regulatory approvals.

In connection with the auction, the second highest bid submitted by 20/20 Technologies, Inc. (“20/20”) is irrevocable until August 6, 2005.  If Vanco should fail to consummate the purchase of the Assets, 20/20 will be deemed to have made the successful bid, and the Company is authorized (but not required) to effectuate a sale of the Assets to 20/20 without further action of the Court.

A copy of the Court order is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2005

UNIVERSAL ACCESS GLOBAL HOLDINGS
INC.

/s/ Randall R. Lay

Randall R. Lay, Chief Executive Officer

Exhibit Index
99.1	Court Order of U.S. Bankruptcy Court for the Northern District of Illinois Approving the Sale of the Assets dated May 20, 2005.